Consent of Independent Public Accounting Firm
We hereby consent to the use of our reports dated February 28, 2014 and April 3, 2013, with respect to the statements of financial condition, including the condensed schedule of investments, of Poplar Forest Outliers Fund, L.P. as of December 31, 2013 and December 31, 2012, respectively, and the related statements of operations and changes in partners’ capital for the years then ended, included in the Statement of Additional Information.
/s/ Rothstein Kass
Roseland, New Jersey
 January 27, 2017